EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	Company Name	State or Jurisdiction of Incorporation

Unum Group		Delaware
	First Unum Life Insurance Company	New York
	Unum Life Insurance Company of America	Maine
	Duncanson & Holt, Inc.	New York
	Duncanson & Holt Services, Inc.	Maine
	Duncanson & Holt Canada Ltd.	Canada
	Duncanson & Holt Underwriters Ltd.	England and Wales
	Duncanson & Holt Europe Ltd.	England and Wales
*	Duncanson & Holt Syndicate Management Ltd.	England and Wales
	Unum European Holding Company Limited	England and Wales
	Unum Limited	England and Wales
	Claims Services International Limited	England and Wales
	Unum Select Limited	England and Wales
	UnumProvident Finance Company plc	England and Wales
	Unum Ireland Limited	Ireland
	Colonial Life & Accident Insurance Company	South Carolina
	UnumProvident International Ltd.	Vermont
	Tailwind Holdings, LLC	Delaware
	Tailwind Reinsurance Company	South Carolina
	Northwind Holdings, LLC	Delaware
	Northwind Reinsurance Company	Vermont
	The Paul Revere Life Insurance Company	Massachusetts
	The Paul Revere Variable Annuity Insurance Company	Massachusetts
	Provident Life and Accident Insurance Company	Tennessee
	Provident Life and Casualty Insurance Company	Tennessee
	Provident Investment Management, LLC	Tennessee

* Liquidation in process.